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                                                                  EXHIBIT 3(a)



                            ARTICLES OF INCORPORATION

                                       OF

                                 CALL NOW, INC.

         The undersigned hereby adopts the following Articles of Incorporation for the purpose of forming a business corporation under the laws of the State of
Nevada:

                                    ARTICLE 1
                                      NAME

         The name of the Corporation is CALL NOW, INC.

                                    ARTICLE 2
                                     PURPOSE

         The purposes for which the Corporation is organized shall be to engage in any lawful act or activity for which business corporations may be organized.

                                    ARTICLE 3
                                  CAPITAL STOCK

         The total amount of capital stock which this Corporation shall have the authority to issue shall be 50,000,000 shares of Common Stock of the par value of $.001 per share and 800,000 shares of Preferred Stock of the par value of $.001 per share.

         The Preferred Stock may be issued from time to time in series. All Preferred Stock shall be of equal rank and identical, except in respect to the particulars that may be fixed by the Board of Directors. The Board of Directors is authorized to fix, in the manner and to the full extent provided and permitted by law, all provisions of the shares of each series of Preferred Stock including those matters set forth below.

         1. The distinctive designation of all series and the number of shares that shall constitute those series.

         2. The annual rate of dividends payable on the shares of all series and the time, conditions and manner of payment.

         3. The redemption price or prices, if any, for the shares of each, any and all series.

         4. The amount payable upon shares of each series in the event of voluntary or involuntary liquidation and the relative priority of each series in the event of liquidation.

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         5.       The rights, if any, of the holders of shares of each series to convert those shares into Common Stock and the terms and conditions of that conversion.

         6. The voting rights, if any, of the holders of shares of each series.

                                    ARTICLE 4
                        RIGHT TO AMEND OR REPEAL ARTICLES

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on stockholders are granted subject to this reserved power.

                                    ARTICLE 5
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

         Section 1. INDEMNIFICATION. The Corporation shall indemnify its officers, directors, employees and agents against claims, liabilities, damages, settlements and expenses (including attorneys' fees) reasonably incurred by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, and shall advance such expenses to any such officers, directors, employees and agents as incurred, to the fullest extent permitted by law.

         Section 2. LIMITATION OF LIABILITY. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for breach of fiduciary duty as a director or officer, to the fullest extent permitted by law.

         Section 3. EFFECT OF MODIFICATION. Any repeal or modification of any provision of this Article 5 by the shareholders of the Corporation shall not adversely affect any right to protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

         Section 4. LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 5.

         Section 5. NO RIGHTS OF SUBROGATION. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 5 to any insurer or

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any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation's Bylaws.

                                    ARTICLE 6
                                  SEVERABILITY

        In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

                                    ARTICLE 7
                               BOARD OF DIRECTORS

        The business and affairs of the Corporation shall be governed by a Board of Directors. The names and addresses of the persons who are to serve as directors until the first annual meeting of the stockholders, or until their successors shall have been elected and qualified are:

                                William M. Allen
                                10803 Gulfdale
                                Suite 222
                                San Antonio, TX 78216

                                Robert C. Buffkin
                                10803 Gulfdale
                                Suite 222
                                San Antonio, TX 78216

                                Bryan P. Brown
                                1 Retama Parkway
                                Selma, TX 78154

        The number of directors may be increased or decreased from time-to-time by amendment of the Bylaws; but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a provision in the Bylaws fixing the number of directors, the number shall be three.

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                                    ARTICLE 8
                                REGISTERED AGENT

         The name and address of the initial registered agent of this Corporation is CSC Services of Nevada, Inc., 502 East John Street, Carson City, Nevada 89706.

                                    ARTICLE 9
                                  INCORPORATOR

        The name and address of the person signing these Articles is Joel Bernstein, Esq., 11900 Biscayne Blvd., Suite 604, Miami, Florida 33181.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 19th day of August, 1999.

                                                 -----------------------------
                                                 Joel Bernstein
                                                 Incorporator

STATE OF FLORIDA
COUNTY OF MIAMI-DADE

        The foregoing instrument was signed and acknowledged before me this 19th day of August, 1999, by Joel Bernstein, personally known to m\e.

                                                 NOTARY PUBLIC STATE OF FLORIDA

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